UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 10, 2010, National Rural Utilities Cooperative Finance Corporation (“CFC”) entered into a Revolving Credit Agreement (“Agreement”) that provides committed revolving credit availability for commercial paper back-up and general corporate purposes.  CFC entered into a $1,300 million three-year agreement that expires on March 8, 2013, with a syndicate of 14 banks. The Agreement replaces the March 13, 2009, 364-day facility and represents an increase of $300 million in commitments compared with the 364-day facility.  The Agreement requires CFC to comply with maximum leverage and minimum adjusted times interest earned ratio (“TIER”) covenants as defined in the Agreement.  The Agreement does not contain a material adverse change provision.  CFC will pay quarterly facility fees to the banks as determined by pricing matrices in the Agreement.  If CFC were to borrow funds under the Agreement, it would be required to repay the amount borrowed plus interest at rates specified in the agreement.  CFC has the right to choose between a LIBOR-based or Prime Rate-based rate of interest plus a spread on any borrowing under this Agreement.  As part of the three-year revolving credit agreement, CFC may request letter of credit issuances for up to $100 million.

Under the three-year revolving credit agreement, CFC has the right, subject to certain terms and conditions, to increase the aggregate amount of the commitments by up to $250 million either by increasing the commitment of one or more existing lenders or by adding one or more new lenders, provided that no existing lender’s commitment may be increased without the consent of the lender and administrative agent.

CFC's five-year agreement totaling $967.313 million is still in effect and expires on March 22, 2011.  CFC’s five-year agreement totaling $1,049 million is still in effect and expires on March 16, 2012.  The total committed credit available under these three current facilities was $3,316.313 million at March 10, 2010.

CFC remains in compliance with all covenants and conditions under its revolving credit agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
      Steven L. Lilly
      Senior Vice President and Chief Financial Officer

Dated:  March 10, 2010